UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant [ ]

      Check the appropriate box:

      [  ] Preliminary Proxy Statement.

      [  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [  ] Definitive Proxy Statement

      [X] Definitive Additional Materials.

      [  ] Soliciting Material Pursuant to §240.14a-12

MACKENZIE REALTY CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow MacKenzie Realty Capital Shareholder:

As you may be aware, our annual meeting of shareholders was scheduled to be held yesterday, November 2 to vote on the 4 items discussed below.  We had to adjourn the meeting until November 12 because we have yet to receive sufficient votes to achieve a quorum.  Please take a couple minutes to review the proxy statement and return your proxy ASAP.  You can return it via email to investors@mackenzierealty.com or via facsimile to 925.631.9119, or via US mail (if you do so quickly).  It is imperative that we receive your vote so that we can continue to work for you.  Please feel free to contact us if you have any questions.  Our records indicate you have not yet returned your proxy, but if we have included you in this email in error, we apologize.

We have attached a PDF of the proxy materials that we mailed to you in October and a separate PDF of the proxy card we need you to return.  We are asking shareholders to vote on the following 4 matters:

1.   To consider and vote upon the election of three directors to hold office until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified;

2.   To consider and vote upon the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015;

3.   To grant the Company authority to sell or issue shares of common stock to investors at a per share price that is less than the Company's then-current net asset value per share; and

4.   To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

We would really appreciate it if you would return your proxy card ASAP.  Thank you.

Chip Patterson  |  MacKenzie Capital Management, LP
Managing Director & General Counsel
1640 School Street  |  Moraga, CA 94556